Exhibit 99.1

US OILFIELD COMPANY LLC

8925 N. Meridian St. Suite 120

Indianapolis, IN 4626, U.S.A.

December 15, 2015

Dr. Hal B. Heyer

CEO

Atvrockn

1420 London Road

Suite 100

Duluth, MN 55805

Re: Non-Binding Letter of Intent

Dear Dr. Heyer:

This non-binding letter of intent (this “Letter of Intent”) sets forth the mutual intention of the undersigned US Oilfield Company LLC an Indiana limited liability company (“US Oil”), and Atvrockn, Inc., a Nevada corporation (“Atvrockn”), to effectuate US Oil’s possible acquisition by merger or share exchange of all of the issued and outstanding capital stock of Atvrockn, in either case, resulting in US Oil’s continuation as the surviving corporation, on the general terms and conditions set forth below (the “Merger”). In this Letter of Intent, US Oil and Atvrockn each may also be referred to as a “Party” and, together, as the “Parties.”

Upon execution of this Letter of Intent, the Parties will negotiate in good faith a definitive written agreement to effectuate the Merger (the "Agreement") and related agreements, including, potentially, a share exchange or merger agreement, certificates of merger, escrow agreement, indemnity agreements, employment agreements, transitional services agreements, etc. to be negotiated among the Parties to this Letter of Intent (together with the Agreement, the "Definitive Agreement(s)"). The Agreement will contain the definitive provisions and conditions of the Merger and representations, warranties, conditions and covenants customary for an acquisition of this size and type. Additionally, it is intended that the Parties will consider the best alternative structures to achieve the best tax treatment with the preference being a federal income tax neutral result.

The proposed terms of the Merger are as follows:

1.	Definitive Agreement. Consummation of the Merger as contemplated hereby will be subject to the negotiation and execution of the mutually satisfactory Definitive Agreement, setting forth the specific terms and conditions of the Merger proposed hereby. The execution of the Definitive Agreement by both Parties is subject to the completion by Atvrockn of a satisfactory review of the legal, financial and business condition of US Oil. The Parties will use their commercially reasonable best efforts to negotiate in good faith the Definitive Agreement, which will contain, among other standard terms and conditions, including the following provisions:

(a)	As a result of the Merger each outstanding unit of US Oil equity will be converted into Atvrockn common stock such that at the Closing of the Merger US Oil shall be a wholly owned subsidiary of Atvrockn. As a result of the Merger, Atvrockn shall issue to the US Oil shareholders that certain number of shares of Atvrockn's common stock such that immediately following the Merger, US Oil shareholders shall own a total of approximately 90.0% of Atvrockn's common stock, and the remaining 10.01/o of Atvrockn's common stock will be directly or beneficially owned, collectively, by certain officers of Atvrockn and certain other investors and current shareholders of Atvrockn (the "Control Group"); provided, however, alternatively, the Control Group may be issued a series of convertible preferred stock that would convert into 10.0% of the outstanding common stock of ATVK with the rights, preferences and privileges of any such preferred stock to be negotiated in good faith and mutually agreed upon prior to consummation of the Merger.

(b)	Prior to the closing of the Merger (the "Closing" or the "Closing Date"), US Oil shall have completed its due diligence review of the business and affairs of Atvrockn; and

(c)
(d)	Prior to the Closing, Atvrockn shall discharge all of the liabilities of Atvrockn and shall cause the resignation of the officers and directors of Atvrockn effective immediately after the closing of the Merger, with such vacancies filled by the nominees of US Oil.

2.	Acknowledgement; Representation; Conduct of Business. US Oil hereby acknowledges that US Oil has had the opportunity to discuss the financial condition of Atvrockn with Atvrockn's independent registered accounting firm. Atvrockn hereby represents and warrants that the legal, financial and business condition of Atvrockn as of the date hereof is, except for the impact of routine activities having no material effect, accurately reflected in the financial statements delivered to US Oil on December [s], 2015. Prior to the execution of a Definitive Agreement and the Closing of the Merger, Mr. Robert Rosenstein, in his capacity as the sole officer and director of Atvrockn will conduct Atvrockn's operations in the ordinary course consistent with past practice and will not issue any capital stock or grant any options or warrants with respect to its capital stock, nor will it make any distributions, dividends or other payments to any affiliate or shareholders.

3.	Public Announcements. Neither Party will make any public disclosure concerning the matters set forth in this letter of intent or the negotiation of the proposed Merger without the prior written consent of the other Party, which consent shall not be unreasonably withheld. If and when either Party desires to make such public disclosure, after receiving such prior written consent, the disclosing Party will give the other Party an opportunity to review and comment on any such disclosure in advance of public release. Notwithstanding the above, to the extent that either Party is advised by counsel that disclosure of the matters set forth in this letter of intent is required by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction or is otherwise required by law, then such disclosing Party will provide the other Party, if reasonably possible under the circumstances, prior notice of such disclosure as well as an opportunity to review and comment on such disclosure in advance of the public release.

4.	Due Diligence; Confidentiality Agreement. Each Party and its representatives, officers, employees and advisors, including accountants and legal advisors, as applicable, will provide the other

Party and its representatives, officers, employees and advisors, including accountants and legal advisors, as applicable, with all information, books, records and property (collectively, "Merger Information") that such other Party reasonably considers necessary or appropriate in connection with its due diligence inquiry. Each of the Parties will use its commercially reasonable efforts to maintain the confidentiality of the Merger Information, unless all or part of the Merger Information is required to be disclosed by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction.

5.	Exclusivity. As set forth above and based on the mutual covenants and agreements contained herein, until the earlier of the closing of the Merger or termination of this letter of intent in accordance with its terms, Atvrockn will not, and will not permit any of their representatives to, directly or indirectly, solicit, discuss, accept, approve, respond to or encourage (including by way of furnishing information) any inquiries or proposals relating to, or engage in any negotiations with any third party with respect to any transaction similar to the Merger or any transaction involving the transfer of a significant or controlling interest in the capital stock of Atvrockn, including, but not limited to, a merger, acquisition, strategic investment or similar transaction ("Acquisition Proposal"). Atcrockn will immediately notify US Oil in writing of the receipt of any third party inquiry or proposal relating to an Acquisition Proposal and will provide US Oil with copies of any such notice inquiry or proposal. Notwithstanding the foregoing, nothing in this Section 6 will be construed as prohibiting the board of directors of Atvrockn from (a) making any disclosure required by applicable law to its shareholders; or (b) responding to any unsolicited proposal or inquiry to Atvrockn (other than an Acquisition Proposal by a third party) by advising the person making such proposal or inquiry of the terms of this Section 6.

6.	Termination. This letter of intent may be terminated (a) by mutual written consent of the Parties hereto, (b) by either Party (i) after a good faith review of Atvrockn's due diligence, (ii) after 5:00 p.m. Eastern standard time on January 31, 2015 (the "Termination Date") if a Definitive Agreement is not executed and delivered by the Parties prior to such time, or (iii) if the Merger is enjoined by a court or any governmental body.

7.	Brokers. With the exception of Moody Capital Solutions, each Party represents and warrants to the other that there are no brokers or finders entitled to any compensation with respect to the execution of this Letter of Intent, and each agrees to indemnify and hold the other harmless from and against any expenses or damages incurred as a result of a breach of this representation and warranty.

8.	Expenses. Each of the Parties will be responsible for its own expenses in connection with the Merger, including fees and expenses of legal, accounting and financial advisors.

9.	Choice of Law. This Letter of Intent shall be governed by and construed in accordance with the internal substantive laws of the State of Indiana within such State, without regard to any principles of conflicts of law. Each of the Parties hereby irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Letter of Intent shall be brought in the federal or state courts located in the County of Marion in the State of Indiana, by execution and delivery of this Letter of Intent, irrevocably submits to and accepts the jurisdiction of said courts, (iii) waives any defense that such court is not a convenient forum, and (iv) consent to any service of process method permitted by law.

10.	Counterparts. This letter of intent may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Fax or PDF copies of signatures shall be treated as originals for all purposes.

11.	Effect. It is understood that this letter is not an offer or a contract but is only a letter of intent, notwithstanding anything contained herein or otherwise to the contrary, and no binding commitment of any nature whatsoever shall be implied by virtue hereof, except for the provisions set forth in Sections 2 through 11 hereof. Except as stated in the immediately preceding sentence, (i) no binding agreement shall exist unless and until the Definitive Agreement has been executed and delivere by the Parties, and then only as and to the extent stated therein, and (ii) the termination of this letter and the negotiations for the proposed transaction prior to the execution and delivery of the Definitive Agreement for whatever reason shall not result in any obligation or liability of any Party to the other. In addition, US Oil shall not have any obligation to continue discussions or negotiations if US Oil determines such termination is in US Oil's best interests. Accordingly, US Oil may, in its sole discretion, abandon or terminate these discussions or any negotiations at any time or for any reason, without liability to Atvrockn for costs or expenses of any sort incurred by Atvrockn in pursuing the transactions contemplated hereby. Further, this letter does not bind US Oil to consummate any transaction, either on the terms outlined herein or on any other terms. This letter of intent contains the entire agreement by and among the Parties to date with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, with respect to such matters.

This letter of intent will terminate at 5:00 p.m. Eastern standard time on December 18, 2015 unless it has been duly executed by or on behalf of the Parties prior to such time.

Very truly yours,

US OILFIELD COMPANY LLC

By: /s/ John Bales

Name: John Bales

Title: Managing Member

AGREED AND ACCEPTED:

ATVROCKN, INC.

By: /s/ Hal B. Heyer

Name: Dr. Hal B. Heyer

Title: Chief Executive Officer